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                                                                   Exhibit 10.22


                         EXECUTIVE EMPLOYMENT AGREEMENT

      This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of May 24, 2004 by and between Cricket Communications, Inc., a Delaware corporation (the "Company") and William M. Freeman, an individual currently residing in Warren, New Jersey ("EXECUTIVE"). The Company is a subsidiary of LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation (the "Parent"). The Company and EXECUTIVE are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

      1. Employment.

            1.1 The Company hereby employs EXECUTIVE, and EXECUTIVE hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Paragraph 3 hereof (the "Employment Period").

            1.2 During the Employment Period, EXECUTIVE shall serve as the Chief Executive Officer of the Company on a full-time basis and shall have the normal duties, responsibilities and authority of such office. During the Employment Period, EXECUTIVE shall report directly to the Company's Board of Directors. It is recognized and agreed that, due to the location of his current residence and the activities of the Company, and its subsidiaries, a not insubstantial portion of EXECUTIVE's working time may be spent on the East Coast. However, it is anticipated that EXECUTIVE will spend approximately 85% of his time devoted to the activities of the Company working from the Company's headquarters in San Diego, California, or other business locations, subject to Company-related business travel. EXECUTIVE shall use all reasonable commercial efforts to do and perform all services, acts, or responsibilities necessary or advisable to carry out the job duties of the Chief Executive Officer as reasonably assigned by the Board of Directors of the Company, provided, however, that at all times during his employment EXECUTIVE shall be subject to the direction and policies and procedures from time to time established by the Board of Directors of the Company.

      2. Loyal and Conscientious Performance.

            2.1 During his employment with the Company, EXECUTIVE shall faithfully and diligently devote EXECUTIVE's full business time and efforts to the performance of the duties of the Chief Executive Officer with the degree of loyalty and care prescribed by law provided that EXECUTIVE shall be permitted to continue to serve on the boards of directors/trustees/advisors of CIT Group, Value Added Communications, Drew University, and Junior Achievement, and no other boards of directors or similar obligations, unless approved by the Board of Directors, so long as his services do not materially and adversely affect EXECUTIVE's ability to perform his duties hereunder as reasonably determined by the Company's Board of Directors. This Employment Agreement is a personal services contract whereby the Company is engaging the services of EXECUTIVE.
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      3. Term of Employment.

            3.1 EXECUTIVE shall be employed pursuant to the terms of this Agreement for a three (3) year term beginning on May 24, 2004 (the "Effective Date") and expiring at midnight on May 23, 2007. The term of employment, including any renewal period contemplated below, shall be referred to as the "Employment Period." This Agreement will automatically renew for additional one
(1) year periods unless 30 days prior written notice is given by either party.

      4. Compensation Benefits.

            4.1 Beginning with the Effective Date, Company shall pay EXECUTIVE a salary (the "Base Salary") of four hundred thousand and 00/100 Dollars ($400,000) per year, payable bi-weekly in accordance with the Company's normal payroll practices for Executives.

            4.2 During the Employment Period, EXECUTIVE shall be eligible to receive an annual performance bonus ("Performance Bonus") in according with the Company's then prevailing bonus practices. Executive's annual Performance Bonus target shall be 85% of EXECUTIVE's Base Salary with the actual amount of the Performance Bonus paid with respect to any calendar year to be determined based upon the achievement of reasonable performance targets that are set by the Board of Directors (or a Board Committee to which such determination has been delegated), and that are used to determine bonus compensation for the senior executives of the Company generally, provided, however, that EXECUTIVE's Performance Bonus with respect to calendar 2004 shall be at least 50% of EXECUTIVE's Base Salary, prorated to reflect Executive's period of service during calendar 2004.

            4.3 EXECUTIVE's Base Salary may be changed only by mutual agreement of EXECUTIVE and the Board of Directors of the Company. Any such agreement shall be evidenced by a written amendment of this Agreement, which, among other things, shall specify with particularity any change in EXECUTIVE's Base Salary and the date or dates when each such change shall become effective.

            4.4 EXECUTIVE shall be entitled to relocation benefits as follows:

                  4.4.1 The reasonable cost of rental housing and reasonable auto allowance for a period of up to 12 months after the Effective Date, not to exceed $5,000.00 per month in the aggregate.

                  4.4.2 The Company shall reimburse EXECUTIVE for transportation costs for two air trips per calendar month between San Diego, California and Warren, NJ for either EXECUTIVE or EXECUTIVE's spouse and child, not to exceed $25,000.00 per year in the aggregate.

            4.5 The EXECUTIVE shall be entitled to the following benefits during the Employment Period:

                  4.5.1 All benefits to which other Executive officers of the Company are entitled as determined by the Company's Board of Directors, on terms no less favorable than other such participants, including but not limited to, participation in any and all retirement

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plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its Executive officers.

                  4.5.2 Four (4) weeks of Scheduled Time Off ("STO") per year under the Company's Paid Time Off ("PTO") policy, which shall accrue and may be used by EXECUTIVE in accordance with the Company's then prevailing PTO practices. EXECUTIVE shall also be entitled to paid holidays and paid personal/sick days, in a manner consistent with the Company's policies and practices for senior executives.

            4.6 The Company shall reimburse EXECUTIVE for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement (whether such reimbursement is sought before or after termination of this Agreement), to the extent consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses pursuant to Company policy.

            4.7 All of EXECUTIVE's compensation shall be subject to customary federal and state withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

            4.8 The Parties acknowledge that a significant portion of the consideration that EXECUTIVE expects to receive in connection with his employment with the Company is his participation in a long-term equity based incentive plan (the "LTIP") of Parent, the terms of which have previously been discussed by EXECUTIVE and representatives of the Company. The Parties agree that they will work together to establish the terms of and to implement the LTIP and EXECUTIVE's participation therein, in a manner consistent with the prior discussions. Specifically, promptly following the Effective Date, the Company will retain the services of an independent, nationally recognized executive compensation consultant to assist it with surveying incentive compensation arrangements that are similar to the LTIP that are maintained by entities comparable to the Company and the level of participation in such plans by the Chief Executive Officers of such comparable entities. Promptly following Parent's emergence from its pending bankruptcy proceeding, the Parties will mutually agree in good faith to EXECUTIVE's participation in and the terms of the LTIP as they relate to Executive.

      5. Termination of Employment

            5.1 This Agreement shall terminate without notice upon the date of EXECUTIVE's death.

                  5.1.1 In the event of EXECUTIVE's death, all rights of EXECUTIVE to compensation hereunder shall automatically terminate immediately upon his death, except that EXECUTIVE's heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the date of his death, including a pro rata share of EXECUTIVE's Performance Bonus.

            5.2 The Company may terminate this Agreement after 30 days notice in the event that EXECUTIVE is unable to substantially perform his duties for an aggregate period of 60 days during any 180-day period resulting from EXECUTIVE's incapacity due to a physical

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or mental disability after attempts to reasonably accommodate EXECUTIVE's disability have failed. If so terminated, EXECUTIVE shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the date of his termination, including a pro rata share of EXECUTIVE's Performance Bonus.

            5.3 In the event that during the remaining Employment Period, EXECUTIVE's employment is terminated by the Company other than for Cause (as defined below), or by EXECUTIVE for Good Reason (as defined below), EXECUTIVE shall be entitled to the following:

                  5.3.1 The Company shall pay EXECUTIVE a lump sum payment in cash (the "Severance Payment") equal to the product of (a) the EXECUTIVE's Base Salary plus 50% of EXECUTIVE's Performance Bonus target multiplied by (b) the number of years, including fractional years, from the Date of Termination (as defined below) to the end of the Employment Period, except if EXECUTIVE'S LTIP fully vests EXECUTIVE shall receive Base Salary only, as described and calculated earlier in this Section 5.3.1 and shall not receive a Bonus or benefits.

                  5.3.2 For purposes of this Section, "Cause" shall mean termination of EXECUTIVE's employment by the Company: (i) upon EXECUTIVE's willful failure substantially to perform EXECUTIVE's duties with the Company following written demand for substantial performance delivered to EXECUTIVE by the Company's Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that EXECUTIVE has not substantially performed such duties, and following a reasonable period to cure such failure, (ii) upon EXECUTIVE's willful failure substantially to follow and comply with the specific and lawful directives of the Board of Directors, as reasonably determined by the Board of Directors after a written demand for substantial performance is delivered to EXECUTIVE by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that EXECUTIVE has not substantially performed such directives, and following a reasonable period to cure such failure, (iii) upon EXECUTIVE's commission of an act of fraud or dishonesty materially impacting or involving the Company, (iv) upon EXECUTIVE's willful engagement in illegal conduct or gross misconduct. In the event that the Board of Directors determines to terminate EXECUTIVE for Cause, the Board of Directors will provide EXECUTIVE with written notice of that determination and the basis for such termination. A termination for "Cause" decision under this Agreement may only be made by a vote of a majority of the full Board of the Company.

                  5.3.3 For purposes of this Section, "Good Reason" shall mean, without EXECUTIVE's express written consent, the occurrence of any of the following circumstances unless such circumstances are cured (provided such circumstances are capable of being cured) prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) the continuous assignment to EXECUTIVE of any duties materially inconsistent with EXECUTIVE's position, a significant adverse alteration in the nature or status of EXECUTIVE's responsibilities or the conditions of EXECUTIVE's employment (including his reporting directly to the Board), or any other action that results in a material diminution in EXECUTIVE's position, authority, title, duties or responsibilities; (ii) reduction of EXECUTIVE's annual Base Salary or target bonus as in effect on the Effective Date or as the same may be increased from time to time thereafter; (iii) the Company's failure and refusal

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to pay EXECUTIVE any portion of EXECUTIVE's Base Salary or Performance Bonus;
(iv) the Company's failure to continue EXECUTIVE's participation in any benefit or benefit plan, as they may be revised and changed from time to time, on a basis not materially less favorable, both in terms of the amount of benefits provided, and the level of EXECUTIVE's participation relative to, other participants; (v) the Company's failure to continue to provide EXECUTIVE with benefits substantially similar in the aggregate to those enjoyed by other executives under any of the Company's life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans in which EXECUTIVE or EXECUTIVE's eligible family members were participating immediately prior thereto, (vi) the continuation or repetition, after written notice of objection from EXECUTIVE, of harassing or denigrating treatment of EXECUTIVE by the Company inconsistent with EXECUTIVE's position with the Company; (vii) the failure of the court having jurisdiction over the bankruptcy proceeding to which the Company and Parent are currently party to approve the Company's entering into this Agreement within 60 days following the Effective Date or such court's affirmative determination not to approve the Company's entering into this Agreement (or, if the Company emerges from bankruptcy before the Bankruptcy Court has an opportunity to consider and rule upon a motion to approve this Agreement, the Parties to this Agreement do not confirm it in writing within five days of the Company's emergence from bankruptcy); (viii) in the event that following its emergence from bankruptcy Parent does not appoint EXECUTIVE as Chief Executive Officer or fails to appoint EXECUTIVE to Parent's Board of Directors within 5 business days following emergence, or he shall be removed from either such office during the term of this Agreement without Cause; or (ix) if a successor to Company does not retain EXECUTIVE'S services for at least one year on substantially the same terms as Sections 4.1 and 4.2 of this Agreement, which includes the obligation to assume the Company's obligations under this Agreement. EXECUTIVE's continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  5.3.4 Any purported termination of EXECUTIVE's employment by the Company for Cause or by EXECUTIVE for Good Reason shall be communicated by Notice of Termination to the other party hereto in accordance with Section 8. "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Section 5 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

                  5.3.5 For purposes of this Section, "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company for Cause may occur immediately upon giving the Notice of Termination, and in the case of a termination by EXECUTIVE for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination is given).

                  5.3.6 In consideration of, and as a condition to receiving, the benefits to be provided to EXECUTIVE under this Section 5.3, EXECUTIVE shall execute and deliver to the Company and to its parent company, Leap Wireless International, Inc., the "General Release" set forth on Exhibit A hereto on or after the Date of Termination and not later than twenty-one (21) days after the Date of Termination (or, in the event that the termination of EXECUTIVE's employment with the Company is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than

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forty-five (45) days after the Date of Termination (or, if later, the date
EXECUTIVE is provided with the information required in accordance with Section 3(f) of the General Release)). In the event that EXECUTIVE fails to execute and deliver the General Release in accordance with this Section 5.3.6, or EXECUTIVE revokes the General Release in accordance with the terms thereof, EXECUTIVE shall not receive the benefits set forth in this Section 5.3.

                  5.3.7 As further consideration for the benefits to be provided under this Section 5.3, EXECUTIVE hereby agrees as follows:

                        5.3.7.1 For the period commencing on the Date of Termination and terminating on the second anniversary thereof, EXECUTIVE shall not, either on EXECUTIVE's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company, or any of its affiliates, any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company, or any of its affiliates; provided, however, that a general advertisement to which an officer or employee of the Company, or any of its affiliates, responds shall in no event be deemed to result in a breach of this Section 5.3.7.1.

                        5.3.7.2 In the event that EXECUTIVE breaches the provisions of Section 5.3.7.1, or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce Section 5.3.7.1. EXECUTIVE acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that EXECUTIVE breaches or threatens to breach Section 5.3.7.1 and, in the event that the Company institutes any action or proceeding to enforce
Section 5.3.7.1 seeking injunctive relief, EXECUTIVE hereby waives and agrees not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law. Also, in addition to any other remedies available to the Company in law or in equity, in the event that EXECUTIVE breaches the provisions of Section 5.3.7.1 in any material respect, EXECUTIVE shall forfeit EXECUTIVE's right to further benefits under Section 5.3 and EXECUTIVE shall be obligated to repay to the Company the benefits that EXECUTIVE has received under Section 5.3.

                  5.3.8 The payments provided for in this Section 5 shall be made not later than the tenth day following the date on which the General Release by EXECUTIVE becomes irrevocable.

      6. Proprietary and Confidential Information.

            6.1 Simultaneously with the execution of this Agreement, EXECUTIVE has executed the Company's standard form of Invention Disclosure, Confidentiality and Proprietary Rights Agreement which, among other matters, requires EXECUTIVE to maintain the confidentiality of certain Company information.

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            6.2 EXECUTIVE will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company. Upon request, EXECUTIVE will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, EXECUTIVE will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location. At the conclusion of EXECUTIVE's employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company's reasonable satisfaction.

      7. Assignment and Binding Effect.

            7.1 This Agreement shall be binding upon and inure to the benefit of EXECUTIVE and EXECUTIVE's heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party; provided, however, that the Company may assign this Agreement and its rights and obligations hereunder to any successor in interest to the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

      8. Notices.

            8.1 All notices or demands of any kind required or permitted to be given by the Company or EXECUTIVE under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation of receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Company:

            Cricket Communications, Inc.
            Attention: General Counsel
            10307 Pacific Center Court
            San Diego, CA 92121

            Telephone:  (858) 882-6000
            Facsimile:  (858) 882-6080

      If to EXECUTIVE:

            William M. Freeman
            12 Orchard Way
            Warren, NJ  07059
            Telephone:  (908) 626-1988
            Facsimile:  (908) 626-1989


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      With copies to:

            Michael Movsovich, Esq.
            Kirkland & Ellis LLP
            153 East 53rd Street
            New York, NY 10022
            Telephone:  (212) 446-4888
            Facsimile:  (212) 446-4900

      Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

      9. Choice of Law.

            9.1 This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California. Any controversy or claim arising out of or relating to this Agreement or breach hereof, whether involving remedies at law or in equity, or arising out of or relating to the rights, duties or obligations of the Company or of EXECUTIVE shall be brought and adjudicated exclusively in San Diego County, California or in such other location as the parties may agree.

      10. Integration.

            10.1 This Agreement and the Invention Disclosure, Confidentiality and Proprietary Rights Agreement referred to in Section 6.1 contain the entire agreement of the parties relating to the subject matter hereof, and supersede all prior oral and written employment agreements or arrangements between the Parties. This Agreement cannot be amended or modified except by a written agreement signed by EXECUTIVE and the Company.

      11. Waiver.

            11.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

      12. Severability.

            12.1 The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.


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      13. Interpretation; Construction.

            13.1 The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      14. Attorneys' Fees.

            14.1 In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys' fees and costs incurred in such action.

            14.2 The Company hereby agrees to pay EXECUTIVE's reasonable legal fees and expenses up to $20,000 incurred in connection with the negotiation of this Agreement and any related agreements and documents (including review and comment on the LTIP).

      15. Counterparts.

            15.1 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original thereof.

      16. Representations and Warranties.

            16.1 Executive Representations and Warranties. EXECUTIVE represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between EXECUTIVE and any other person or entity.

            16.2 Company Representatives and Warranties.

                  (a) Due Authorization. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

                  (b) Conflicts. The execution, delivery and performance of this Agreement by the Company, does not and will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its Certificate of Incorporation, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company 's assets is subject.


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      17. Bankruptcy Court Approval.

            Notwithstanding the other provisions of this Agreement, this Agreement shall be subject to the approval of the Bankruptcy Court; provided, however, that if the Company emerges from bankruptcy before the Bankruptcy Court has an opportunity to consider and rule upon a motion to approve this Agreement, then this Agreement shall become automatically effective without any further actions by the Parties or the Bankruptcy Court. Notwithstanding the preceding sentence, the Parties shall perform their obligations under this Agreement from the Effective Date until such time that the Bankruptcy Court approves this Agreement or the Company emerges from bankruptcy, at which time this Agreement will become fully effective. In any event, when the Company emerges from bankruptcy, the EXECUTIVE and Company shall reaffirm this Agreement in writing.

      18. Arbitration.

            18.1 Any controversy or claim arising out or relating to this Agreement, or the breach hereof, whether involving remedies at law or in equity, or arising out of or relating to the rights, duties or obligations of the Company or of EXECUTIVE shall be settled by binding arbitration conducted in San Diego County, California or in such other location as the parties may agree in accordance with, and by an arbitrator appointed pursuant to the rules of the American Arbitration Association in effect at the time, and the judgment upon the award rendered pursuant thereto shall be in writing and may be entered in any court having jurisdiction, and all rights or remedies of the Company and of the EXECUTIVE to the contrary are hereby expressly waived. The arbitration fees and costs shall be shared equally by the Parties.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:                             EXECUTIVE:

CRICKET COMMUNICATIONS, INC.

By:
      ------------------------------     ----------------------------------
Name:                                    William M. Freeman
      ------------------------------
Title:
      ------------------------------




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                                                                       EXHIBIT A

                                 GENERAL RELEASE

      1. GENERAL RELEASE OF CLAIMS. In consideration of the benefits under
Section 5.2 of the Executive Employment Agreement (the "Agreement"), dated as of May 24, 2004, by and between Cricket Communications, Inc. ("the "Company") and William M. Freeman ("Executive"), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Company, Leap Wireless International, Inc., their subsidiaries, and their respective stockholders, officers, directors, any of the directors' affiliated entities, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the "Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive's employment with the Company, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination and Employment Act, the Equal Pay Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, 1871 and 1991, the California Fair Employment and Housing Act, the California Occupational Safety and Health Act, claims for unpaid wages and failure to pay wages under the California Labor Code (collectively, "Claims"). This General Release shall not, however, constitute a waiver of any of Executive's rights under the Agreement or under any outstanding stock option granted to Executive, or under the terms of any employee benefit plan of the Companies in which Executive is a participant after this General Release becomes effective and remains unrevoked for eight days.

      2. RELEASE OF UNKNOWN CLAIMS. IN ADDITION, EXECUTIVE EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH READS AS FOLLOWS:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      3. OLDER WORKER'S BENEFIT PROTECTION ACT. EXECUTIVE AGREES AND EXPRESSLY ACKNOWLEDGES THAT THIS GENERAL RELEASE INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS WHICH EXECUTIVE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. Section 621, ET SEQ. ("ADEA"). THE FOLLOWING TERMS AND CONDITIONS APPLY TO AND ARE PART OF THE WAIVER AND RELEASE OF ALL
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CLAIMS INCLUDING BUT NOT LIMITED TO THE ADEA CLAIMS UNDER THIS GENERAL RELEASE:

            a. That the Agreement and this General Release are written in a manner calculated to be understood by Executive.

            b. The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

            c. The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

            d. Executive is advised to consult an attorney before signing this General Release.

            e. Executive is afforded twenty-one (21) days (or, in the event that the termination of Executive's employment is in connection with an exit incentive or other employment termination program, forty-five (45) days) after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.

            f. In the event that the termination of Executive's employment is in connection with an exit incentive or other employment termination program, Executive is provided with written information, calculated to be understood by the average individual eligible to participate, as to:

                  (i) any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and

                  (ii) the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.

            g. Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in
      Section 5.2 of the Agreement.

            h. If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to the Company's General Counsel on or before the seventh (7th) day after the date hereof.

      4. NO ASSIGNMENT OF CLAIMS. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the

Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

      5. NO SUITS OR ACTIONS. Executive agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

      6. NO ADMISSION. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

                                    EXECUTIVE



Date:
      --------------------          --------------------------------------
                                    William M. Freeman




                                      -3-